Exhibit 10.24

April 2, 2009

Dear Tara:

It is a pleasure to present this offer for you to join the bebe team. The following details summarize your position, compensation, benefits, and other pertinent information relative to your offered employment with bebe stores, inc.

1.               Position:

For the first 30 days, you will be employed as a Consultant at a rate of $37,500.00 per month.   After the initial 30 days, you will be employed as Divisional President, BEBE SPORT.  You will be based in our Los Angeles Design Studio. Your exact start date is to be determined by the company.  You will be reporting to Manny Mashouf, Chairman & Chief Executive Officer.

2.               Compensation:

We are offering you the following compensation package:

a.                                       Base Salary:

As Divisional President, BEBE SPORT, your base salary will be $450,000.00 annually.  Your base salary will be increased to $500,000.00 annually starting in September 2009, and paid retroactively to July, if the month of July 2009 comp sales for the BEBE SPORT division are equal to or greater than 0% (flat) against the previous July sales. Salaries are earned and paid in bi-weekly increments.

b.                                      Bonus:

You are not eligible to participate in the FY09 Management Bonus Plan

You will be eligible to participate in the 60% pool of the FY10 bebe discretionary bonus plan as follows:

•                  50% earned if FY10 divisional comp sales are equal to or greater than +10%

•                  Remaining 50% earned if divisional income is equal to or greater than $0 for the performance period of FY10

Your eligibility and payout, if any, is subject to all rules contained in the effective Management Bonus Plan (which include, among other items, the requirement that, to be eligible for any payout, and in addition to your meeting all set goals, the bonus being divided into its various components, and any portion of the bonus needing ultimate approval by the appropriate review team, that you are employed as of the date bonus are paid out).  If achieved and awarded, bonus is calculated on base salary earned during the Fiscal year.

c.                                       Stock Options:

I. Time Vest Options:

The Grant Date and consequently the Fair Market Value (FMV) or price of any issuances under the 1997 Stock Plan as amended (Plan) would be set as of the 15th of the month following the month of your date of hire. Notwithstanding the foregoing, if any signature to the Compensation Committee’s unanimous written consent is dated after the intended effective date, the grants shall be effective on the date the last such signature is received.  Also notwithstanding the foregoing, if the date of grant as determined by the above procedure would fall between the end of an accounting period and the release of earnings for that period, then the grant date will be moved to two business days after the date of earnings release (or, if later, on the day the last required Compensation Committee signature is received by the company).  In the event that the issuance date is a weekend or trading holiday, the following trading day shall determine price/grant date.

i. Time Vest Options:

After acceptance of this offer and subject to approval by the board of directors, you would receive an option to purchase 100,000 shares of bebe common stock,

400 Valley Drive Brisbane, CA  94005      Telephone 415.657.4472        Fax 415.657.4445

subject to vesting periods and other standard provisions contained in the  Plan and issuance timing as stated in C.1 herein.

3.               Benefits:

a.                                       Employee Stock Purchase Plan:

You will be eligible to participate in the Employee Stock Purchase Plan.

b.             bebe Benefits Plan:

I.                 You will be eligible to participate in the bebe Benefits Plan.  You will be subject to the group program’s terms and provisions, limitations, exclusions, and the company’s eligibility requirements, which will be explained to you during the benefits orientation.

II.             For bebe executives, paid time off (PTO) is discretionary and will not be accrued. The opportunity to take PTO is contingent upon the executive’s workload and ability to manage their schedule. As such, you will be eligible to take a maximum of 18 days of PTO per year.

4.               Performance Reviews:

You will receive a Performance Review on a biannual basis and be given a salary review, if merited or otherwise appropriate, annually.

5.               At-Will Employment:

bebe stores, inc.’s employment relationship with employees is an “at-will” arrangement where the employment relationship is voluntary and based on mutual consent.  You may leave your employment at any time, and bebe stores, inc. reserves the right to terminate your employment at any time, with or without cause and with or without notice.  Nothing said to you or promised to you by anyone other than a specific, written agreement signed by the Chief Executive Officer of the company will change this at-will arrangement.  To further clarify the understanding, both parties agree that, again in the absence of such specific writing signed by the company’s CEO, the relationship may be terminated by either party even as soon as the day the relationship or employment begins, without any further obligation or liability.

6.               Company Policies:

As an employee of bebe stores, inc., you will be subject to and required to adhere to all of the company’s policies and procedures pertaining to its employees.  This includes all policies relating to standards of conduct, conflicts of interest, and compliance with the company’s rules and regulations.

7.               Arbitration Agreement:

You agree that if any disputes should arise between you and bebe stores, inc. (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of your employment with bebe, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator.  This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and bebe stores, inc. waive our rights to a court or jury trial.  You understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed.

You agree that all disputes between you and bebe stores, inc. are covered by this Arbitration Agreement to the fullest extent permitted by law.  This includes claims for wrongful discharge, discrimination, harassment, and any injury to your physical, mental, or economic interests.  Also, you agree that all disputes are covered by this Arbitration Agreement whether based on claimed violations of statutory, contractual, or common law rights.

Disputes between you and bebe stores, inc. that are not covered by this Agreement include claims for unemployment insurance or workers’ compensation, and claims under the National Labor Relations Act or those heard exclusively by the Labor Commissioner.  This Agreement does not interfere with either party’s right to pursue a provisional remedy in court pursuant to California Code of Civil Procedure, section 1281.8.

The arbitration shall be conducted in accordance with the rules set forth in the Code of Civil Procedure, section 1280 and following (and any successor statute).  The parties may engage in discovery pursuant to C.C.P. 1283.05.  They have the right to be represented by an attorney or representative of their choosing.  The arbitrator’s decision will be rendered in writing, and shall provide the legal and factual basis for the decision.  This agreement to arbitrate survives the termination of your employment with bebe.  The arbitrator shall have the authority to award all remedies that would otherwise be available under applicable law in court, but no more than that, with respect to the claims in question.  In addition, bebe agrees to pay the arbitrator’s fees and expenses, as well as the cost, if any, of the room where the arbitration hearing is conducted.  However, each party shall pay their own attorneys’ fees, except the arbitrator shall have the authority to award reasonable attorneys’ fees and costs to the prevailing party where allowed by statute.

Other terms of this Arbitration Agreement are in the Arbitration Manual. These terms are incorporated into this Agreement by reference as if they were fully repeated here. bebe stores, inc. will give you a copy of these terms upon your request.

8.               Work Eligibility Documents:

As a condition of your employment with bebe stores, inc., you will be required to provide evidence of your identity and eligibility for employment in the United States.  It is required that you bring the appropriate documentation with you at the time of employment.  The required documentation is enclosed with this letter.

9.               Severance:

If there is a change in a majority ownership and Manny Mashouf, Chairman and CEO is no longer employed or affiliated with bebe Stores, Inc. and subsequently your employment is terminated as a result, all occurring within the first twelve (12) months of your employment, you will be entitled to receive, as your sole compensation, consideration and benefit, base salary continuation (payable on the company’s normal pay schedule) for a period of 12 months from the date you were no longer employed with the company, at a rate equal to your starting first year’s base salary. Eligibility for receipt of this severance package would be contingent on your execution of a release of all claims and the acceptance of a non-compete agreement in favor of the employer.

You acknowledge the company has advised you to consult with an attorney prior to signing this document and that you have been given sufficient opportunity to do so.  Your signature below acknowledges either that you have engaged such consultation prior to signature, or have voluntarily and knowingly elected to forgo such opportunity with no undue influence or coercion involved.  This offer letter supersedes any prior discussions, agreements, understandings, offers or statements made to you during the interview process.  This offer letter and the Arbitration Manual represent the entire agreement regarding your position with bebe.  If you are in agreement with the provisions of this employment offer, please sign, date, and return the original of this letter to the Human Resources Department, acknowledging your understanding and acceptance; retain a copy for your records.

We are excited about you joining the team at bebe stores, inc., and I look forward to working with you.

Very truly yours,

Manny Mashouf

Chairman & CEO

cc:    Patricia Quartini, Human Resources

ACKNOWLEDGEMENT AND ACCEPTANCE

My signature below acknowledges my understanding and acceptance of bebe stores, inc.

offer of employment subject to the terms and conditions set forth in this letter.

Tara Poseley:	/s/ Tara Poseley

Date:	4/9/09